Exhibit 99.1

               Judge Denies Punitive Damages in Dress Barn Lawsuit

    SUFFERN, N.Y.--(BUSINESS WIRE)--July 8, 2003--The Dress Barn, Inc. (NASDAQ - DBRN) reported today the trial court's decision in a previously disclosed lawsuit brought by Alan M. Glazer and related parties in which a jury verdict of $30 million of compensatory damages had been awarded.
    The court, on July 7, 2003, entered a final judgment of approximately $32 million in compensatory damages and expenses, which is subject to post-judgment interest. The trial court ruled against the plaintiffs' motion for any punitive damages or pre-judgment interest. The Company expects to record a pre-tax charge for this amount in its financial results for the fourth quarter and fiscal year ending July 26, 2003.
    The Company continues to strongly believe there is no merit in the jury verdict and will vigorously pursue an appeal.

    The Company is one of the nation's leading women's specialty retailers offering quality career and casual fashion apparel at value prices. As of June 28, 2003, the Company operated 773 stores in 44 states.

    CONTACT: The Dress Barn, Inc.
             Armand Correia, 845/369-4600